                                             EXHIBIT 99(A)


NEWS RELEASE

CONTACT:  ANNE DAVENPORT           301 PERIMETER CENTER NORTH
          INVESTOR RELATIONS            ATLANTA, GA  30346
          (770) 668-5968

                       HBOC FINALIZES CLINICOM ACQUISITION

     ATLANTA, October 2, 1995 -- HBO & Company (Nasdaq:HBOC) today announced it has completed its acquisition of CliniCom Inc. (Nasdaq:CLIN), a Boulder, CO-based developer of point-of-care clinical information systems. CliniCom shareholders received 0.4 of a share of HBOC common stock for each CliniCom share. At closing, approximately 3.46 million HBOC shares were issued for the approximately 8.66 million outstanding CliniCom shares. The transaction will be accounted for as a pooling of interests.

     With 1994 revenue of $35.4 million, CliniCom has approximately 100 customers throughout the United States, many of which also have HBOC systems installed.

     According to Charles W. McCall, HBOC president and CEO, the acquisition represents the culmination of a marketing relationship between HBOC and CliniCom that dates back to 1988. In late 1993, the two companies formalized their relationship with a "teaming" alliance whereby HBOC agreed to integrate CliniCom's products with its own applications in the creation of Pathways Care Manager, a multidisciplinary clinical solution for the health enterprise.

     "Easy access to accurate clinical information is clearly the key to improved outcomes and lower costs in healthcare," said McCall. "By joining the clinical expertise and experience of CliniCom with the capabilities we already possess, HBOC is positioned to deliver a fully integrated solution set that addresses the needs of caregivers across the spectrum of care."

     Mike Meyers will assume the role of vice president, clinical solutions, in HBOC's Pathways 2000-Registered Trademark- organization under the leadership of vice president Michael L. Kappel. Meyers and his team will be responsible for development and integration efforts between CliniCom and other HBOC applications.

            HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.




                                     Page 6